SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 12, 2003

(Date of Report)

ONYX SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-25361 (Commission File No.)	91-162814 (IRS Employer Identification No.)

1100-112th Avenue NE, Suite 100, Bellevue, Washington 98004-4504

(Address of Principal Executive Offices, including Zip Code)

(425) 451-8060

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     On November 11, 2003, Onyx Software Corporation (“Onyx”) sent a letter containing Onyx’s preliminary proposal to combine the business of Onyx and Pivotal Corporation (“Pivotal”) to the Board of Directors of Pivotal and to the Special Committee of Pivotal’s Board of Directors formed to evaluate the sale of Pivotal. Under the terms of the proposal, the companies would be combined on the basis of 0.475 shares of Onyx common stock for each common share of Pivotal Corporation (which would result in the issuance of approximately 12.5 million shares of Onyx common stock). The proposal is subject to the conditions outlined in the letter, including the termination of Pivotal’s existing business combination agreement with Talisma Corp. prior to closing of that transaction and the execution of a definitive agreement between Pivotal and Onyx. A press release announcing the proposal is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the letter sent to Pivotal’s Board of Directors and Special Committee is included with the press release.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

99.1	Press Release of Onyx Software Corporation issued November 12, 2003.

Item 9. Regulation FD Disclosure

     On November 11, 2003, Onyx Software Corporation (“Onyx”) sent a letter containing Onyx’s preliminary proposal to combine the business of Onyx and Pivotal Corporation (“Pivotal”) to the Board of Directors of Pivotal and to the Special Committee of Pivotal’s Board of Directors formed to evaluate the sale of Pivotal. Under the terms of the proposal, the companies would be combined on the basis of 0.475 shares of Onyx common stock for each common share of Pivotal Corporation (which would result in the issuance of approximately 12.5 million shares of Onyx common stock). The proposal is subject to the conditions outlined in the letter, including the termination of Pivotal’s existing business combination agreement with Talisma Corp. prior to closing of that transaction and the execution of a definitive agreement between Pivotal and Onyx. A press release announcing the proposal is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the letter sent to Pivotal’s Board of Directors and Special Committee is included with the press release.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX SOFTWARE CORPORATION

Dated: November 12, 2003	By	/s/ Brian C. Henry
Brian C. Henry
Chief Financial Officer and Executive Vice President

Exhibit Index

99.1	Press Release of Onyx Software Corporation issued November 12, 2003.